SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________


                                    FORM 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 26, 2001

                        First Chester County Corporation
      _____________________________________________________________________
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
      _____________________________________________________________________
                 (State or other jurisdiction of incorporation)

               0-12870                                      23-2288763
      __________________________               _________________________________
        (Commission File No.)                  (IRS Employer Identification No.)

              9 North High Street, West Chester, Pennsylvania 19380


                               (610) 344-2686
                         _____________________________
                         Registrant's Telephone Number

ITEM 5.

On January 26, 2001, Charles E. Swope, Chairman of the Board and President of First Chester County Corporation and First National Bank of Chester County, released information regarding earnings for 2000.

Attached as Exhibit 99.1, is a press release relating to this event.

ITEM 7.  EXHIBITS

         99.1 Press Release dated January 26, 2001

                                                     SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   January 26, 2001                 FIRST CHESTER COUNTY CORPORATION


                                          By:/s/Charles E.Swope
                                             ___________________________________
                                             Charles E. Swope,
                                             Chairman of the Board and President

                                  EXHIBIT 99.1

                   News From First Chester County Corporation

FOR IMMEDIATE RELEASE                  CONTACT:
                                       First National Bank Shareholder Relations
                                       (610) 344-2686

    FIRST CHESTER COUNTY CORPORATION ANNOUNCES RECORD EARNINGS FOR YEAR 2000


         (January 26, 2001--West Chester, PA) - Charles E. Swope, Chairman of the Board, President, and CEO of the First National Bank of Chester County, subsidiary of First Chester County Corporation, announced that net income for the year ended December 31, 2000 was a record $6.0 million, an increase of 15.0% compared to 1999's net income of $5.2 million.

         On a per share basis, year 2000 basic net income per share increased 16.7% to $1.33 from $1.14 in 1999. Mr. Swope also announced an increase in Financial Management Services ("FMS") revenue of 20.3% to $3.1 million when compared to 1999. The Banks loan portfolio grew 14.8% to $406.9 million on December 31, 2000, compared to $354.3 million at December 31, 1999. Bank assets on December 31, 2000, were $550.7 million, an increase of $38.8 million or 7.6% compared to $511.9 million at December 31, 1999.

         Mr. Swope stated, "We experienced strong growth this year in both the Commercial and Financial Management Services Departments. We continue to provide excellent banking and financial services as Your Hometown Bank (registered trademark) and are committed to remain the largest independent bank headquartered in Chester County. The continued efforts of our Business Development staff, our growing list of products and services, and our Internet initatives, "NetTeller", "FNB Net Cash Manager (registered trademark)", and "FNB Portfolio Link" contributed to our success."

         First Chester County Corporation has 4,476,018 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact our Shareholder Relations department at (610) 344-2686 or visit our web site at www.fnbchestercounty.com.

              First Chester County Corporation, parent company of
                   The First National Bank of Chester County
                      SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)

                                                            December 31,
                                                    ---------------------------
STATEMENT OF CONDITION                                 2000             1999
-------------------                                    ----             ----

     Total Assets                                   $ 550,689        $ 511,902
     Gross Loans                                      406,889          354,338
     Total Investment Securities                       94,195          113,040
     Deposits                                         471,490          448,433
     Shareholders Equity                               43,012           38,182

                                                       Years Ended December 31,
                                                    ---------------------------
STATEMENT OF INCOME                                     2000             1999
-------------------                                     ----             ----
     Interest Income                                  $39,728          $35,107
     Interest Expense                                  16,983           14,543
                                                       ------           ------
          Net Interest Income                          22,745           20,564

     Provision For Loan Loss                              876              799
                                                       ------           ------
          Net Interest Income After
               Provision For Loan Loss                 21,869           19,765

     Non-interest Income                                6,112            5,008
     Non-interest Expense                              19,724           17,506
                                                       ------           ------
          Income Before Taxes                           8,257            7,267

     Income Taxes                                       2,255            2,050
                                                       ------           ------
          Net Income                                  $ 6,002          $ 5,217
                                                       ======           ======
PER SHARE DATA(1)
--------------

     Net Income Per Share (Basic)                     $  1.33          $  1.14
     Net Income Per Share (Diluted)                   $  1.31          $  1.13
     Cash Dividend Declared                           $  0.51          $  0.49
     Book Value                                       $  9.61          $  8.40